Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
The Board of Directors
Blackboard Inc.
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-116612, 333-125777, 333-135995, 333-143797, 333-151652, 333-160172 and 333-168690) and Form S-3 (No. 333-143715) of Blackboard Inc, of our report dated October 18, 2010, with respect to the consolidated financial statements of Elluminate, Inc. as of and for the year ended October 31, 2009, which report appears in the Form 8-K/A of Blackboard Inc. dated October 18, 2010.
/s/ KPMG LLP
Calgary, Canada
October 18, 2010